NEWS RELEASE FOR IMMEDIATE RELEASE
Agrium and AWB enter into definitive agreement
August 19, 2010- ALL AMOUNTS ARE STATED IN AUD (A$)
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) (“Agrium”) announced today that it has entered into a definitive agreement (the “Agrium Agreement”) with AWB Limited (“AWB”) to acquire all the shares of AWB at a price of A$1.50 per share.
“The combination of Agrium and AWB provides significant strategic and financial benefits to a wide array of stakeholders. We are particularly excited about the future of working with AWB employees to reinvest in the business and bring a greater choice of products and services to AWB’s grower customer base,” stated Agrium President and CEO Mike Wilson.
AWB has advised Agrium that its Board considers the Agrium transaction superior to the proposed merger with GrainCorp Limited and that AWB has given the required notice to GrainCorp of its Board’s intention to unanimously recommend the Agrium transaction and to terminate the GrainCorp agreement. Under the existing agreement with GrainCorp, AWB is required to provide three days notice before recommending and proceeding with the Agrium transaction and accordingly the Agrium Agreement is subject to a precondition that it will not become binding upon AWB until the waiting period expires Monday (Calgary time). Agrium anticipates that AWB will recommend the Agrium transaction at that time.
The Agrium transaction is currently envisaged to be executed via a Scheme of Arrangement and is subject to the conditions precedent typically included in transactions of this type.
AWB currently has 817,304,356 shares and 7,878,926 performance rights issued which the Agrium Agreement is based upon, resulting in a purchase price of A$1.238-billion.
AWB is a company listed on the Australian Securities Exchange (ASX) which is available at the ASX website www.asx.com.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
About AWB
AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Operations are conducted through two main divisions: Landmark and Commodity Management. Landmark Rural Services is Australia’s largest distributor of merchandise and fertilizer, with over 400 locations across Australia and New Zealand providing a diverse range of rural services including rural merchandise, crop chemicals, fertilizer, livestock, wool marketing, agronomy services and real estate agency services. The division includes 50 percent ownership interests in Hi-Fert, a wholesale fertilizer distribution company currently held for sale, Australian Wool Handlers and RD1, a New Zealand farm supply company. Following the sale of Landmark Financial Services’ loan and deposit books announced in December 2009, Landmark Rural Services also includes the remainder of the finance businesses (including insurance, wealth management, and equipment finance).

AWB’s Commodity Management business activities include grain merchandising, pool management services, storage and handling, and trade finance. Grain marketing, pool management and logistics in Australia fall under Australian Commodity Management, while activities conducted internationally through AWB Geneva and AWB India fall under International Commodity Management.
Forward-Looking Statements
Certain statements and other information included in this press release constitute “forward looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of AWB. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.
Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, AWB’s failure to recommend the transaction as a result of receiving a superior proposal from GrainCorp Limited or others, the rejection of the transaction by the AWB shareholders, or the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired, the businesses of Agrium and AWB, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and costs savings from the Agrium/AWB transaction may not be fully realized or not realized within the expected time frame, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for our major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium reports filed with the SEC.
Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Todd Coakwell, Manager, Investor Relations
(403) 225-7437
Contact us at: www.agrium.com
Media enquiries — Australia:
Nic Jarvis at Edelman
Phone: 61 414 414 484
nic.jarvis@edelman.com
David McCarthy at Edelman
Phone: 61 398 637 625/ 61 417 389 675